Exhibit 10.14

November 6, 2008

Ted Upland

Dear Ted,

On behalf of Design Within Reach, Inc., (the “Company”), I am pleased to offer you the position of Chief Financial Officer reporting to Ray Brunner, CEO. The terms of your new position with the Company are as set forth below.

You will be paid a salary at a rate of $10,576.93 per pay period, less deductions required by law, payable in installments pursuant to the Company’s regular bi-weekly payroll. You will also be eligible to participate in the Company Benefits and Bonus Programs and are entitled to three weeks of vacation during your first two years and according to plan thereafter. If you are terminated without cause, you will receive severance pay for six months payable in installments pursuant to the Company’s regular bi-weekly payroll. Should there be a change of control in the company during your employment and you should decided to terminate your employment three months prior or six months after that change of control, you will receive six months severance, payable in installments pursuant to the Company’s regular bi- weekly payroll. The company will also continue to pay the employer portion of your benefits through COBRA during the severance period and deduct your employee contribution from your bi-weekly payment.

In connection with the commencement of your full-time employment, the Company will recommend that the Board of Directors’ grant you an option to purchase 150,000 shares of the Company’s Common Stock (“Shares”), with an exercise price equal to the closing price as quoted by the Nasdaq National Market on the date of the grant. The options vest over a four year period as follows 25% vest twelve months following the grant date and the remainder of the options shares will vest monthly thereafter over three years at a rate of 1/36 of the shares monthly. Should there be a change of control with the Company; the stock options would vest immediately. This option will be an incentive option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2004 Equity Incentive Award Plan and the Stock Option Agreement between you and the Company.

By accepting this offer you agree that, to the best of your ability, you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company; that the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice; and that you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without prior written consent of the Company’s Board of Directors. You agree that you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this agreement will prevent you from accepting speaking or presentation engagements, for which you may receive honoraria, or from serving on the board of a charitable organization, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange and who competes with or provides services to the Company.

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement prior to your start date. A copy is enclosed for your review and execution (the “Confidential Agreement”). In addition, this offer is contingent upon completion of a reference check and background check.

Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire or our employment relationship with you may be terminated.

I am delighted to be able to extend this offer to you on behalf of the Company and we look forward to working with you. To indicate your acceptance, please sign and date one copy of this letter and return to the Company together with the signed Confidentiality Agreement, either in person or at the address shown below:

Design Within Reach, Inc

Attention: Kelly Purves

225 Bush Street, 20th Floor

San Francisco, CA 94104

These agreements together set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by both the Company and you.

Design Within Reach, Inc.

/s/ Ray Brunner	Date	November 13, 2008
Ray Brunner
CEO

/s/ Theodore R. Upland	Date	November 13, 2008	December 1, 2008
Ted Upland			Anticipated Start Date
Accepted and Agreed